NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2008 RESULTS
Stronger Margin and Solid Loan Growth Drives Earnings Growth

EUGENE, OR, April 15, 2008 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter 2008.

Net income for the first quarter 2008 was $3.1 million, a 2.8% increase over 2007 first quarter net income of $3.0 million. Earnings per diluted share were $0.26 for the first quarter 2008, an increase of 4.0% over the $0.25 reported for the prior year first quarter. All outstanding shares and per share data for the first quarter 2007 have been retroactively adjusted to reflect the 10% stock dividend issued June 15, 2007. Return on average assets, return on average equity, and return on average tangible equity for the first quarter 2008 were 1.28%, 11.27% and 14.27%, respectively, compared to 1.39%, 12.27% and 16.11%, respectively, for the comparable period in 2007.

Operating revenue, which consists of net interest income plus noninterest income, was $12.6 million during the first quarter 2008, up 12.1% from the $11.3 million reported during the first quarter 2007. Improvement in operating revenue was primarily the result of loan growth while maintaining a strong and stable net interest margin. Average loans increased $72.2 million, or 9.4%, while the net interest margin, of 5.23%, was equal to that achieved in the first quarter 2007. Operating revenue in first quarter 2008 also benefited from a 7.3% increase in noninterest income when compared to the previous year.

“We are very pleased with the results of the first quarter. The ability to maintain earnings and grow the company during difficult times can be attributed to our professional bankers and the consistently strong practices they employ,” said Hal Brown, chief executive officer. “Our loan portfolio remains strong, allowing our bankers to focus on our clients and prospects and to provide the consultative service needed in today’s uncertain economic environment,” added Brown.

Credit quality of the bank’s loan portfolio continues to be strong. Nonperforming assets at March 31, 2008 were $6.0 million, an increase of $1.9 million from December 31, 2007 levels, and represent 0.60% of total assets. Nonperforming assets at March 31, 2008 consist of $5.1 million of loans on nonaccrual status, net of government guarantees, and $946 thousand in other real estate owned, levels slightly better than expectations discussed during the Company’s fourth quarter 2007 Webcast and conference call. The increase in nonperforming assets is primarily attributable to the addition of nonaccrual loans from an isolated segment of the bank’s consumer residential construction loan portfolio and is consistent with the discussion provided in the fourth quarter conference call. Losses on the current and possible future nonperforming loans in this specific portfolio are not expected to be significant due to a cash-secured 20% principal guarantee for each of these loans. In addition, no special addition to the provision for loans losses for these specific loans is expected.

“We continue to receive independent third-party verification of the timeliness and accuracy of our risk rating system. This best practice provides us with an effective system for identifying potential problem credits, thus allowing us to proactively manage our loan portfolio,” stated Casey Hogan, executive vice president and chief credit officer. “While the current economic environment presents future uncertainty, the present level of nonperforming assets is very manageable, and we currently expect nonperforming assets in our consumer residential loan portfolio to decline as the year progresses,” added Hogan.

For the first quarter 2008, the bank provided $575 thousand to the allowance for loan losses compared to $200 thousand for first quarter 2007. The increase in the provision for loan losses during the first quarter 2008 was primarily due to the significant loan growth experienced in the quarter and not the result of any deterioration in credit quality. At March 31, 2008, the ratio of the allowance for loan losses to total loans was 1.06%, compared to 1.05% and 1.08% at December 31, 2007 and March 31, 2007, respectively. At March 31, 2008, the bank had $196 thousand additionally reserved for unfunded loan commitments, which is classified in other liabilities on the balance sheet. During the first quarter 2008, the bank had net charge offs of $105 thousand. Based on the analysis of classified loan migration trends and independent third-party reviews of the loan portfolio, management believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in the bank’s loan portfolio.

At March 31, period end loans totaled $865.2 million, an increase of $77.3 million over outstanding loans of $787.9 million at March 31, 2007 and up a record $42.9 million from the loans reported at year end December 31, 2007. Prevailing economic conditions within the housing market will lead to continued contraction in the bank’s residential construction portfolio; however, prospects for increased loan activity remain quite good in other lending areas as new business pipelines are solid in all three of the bank’s principal markets: Seattle, Portland and Eugene.

Period end core deposits were $603.9 million, up $32.6 million from the March 31, 2007 total of $571.3 million. For the first quarter 2008, core deposits averaged $613.3 million, an increase of $1.8 million over the average core deposits reported for the fourth quarter 2007 and $44.5 million, or 7.8%, over first quarter 2007. On a linked-quarter basis, the growth in average core deposits in first quarter 2008 compared to fourth quarter 2007 is somewhat atypical, as historically the bank’s average core deposit base experiences a first quarter seasonal decline.

The bank’s net interest margin for the first quarter 2008 was 5.23%, the same as reported for the first quarter 2007, and up 8 basis points from the 5.15% net interest margin reported for fourth quarter 2007. The improvement in the bank’s net interest margin during the first quarter 2008 can be attributed to a number of factors, including a balanced interest-rate risk profile that permits the bank to quickly adjust rates paid on deposits in the current falling rate environment, the activation of floors on a portion of the bank’s variable rate loan portfolio, and the widening spreads between the bank’s cost of funds and its fixed rate loan and securities portfolio. Looking forward, the bank traditionally experiences a seasonal increase in its core deposit base during the second quarter that lowers the bank’s overall cost of funds and leads to improvement in the net interest margin. However, the industry’s current continued liquidity squeeze that keeps borrowing costs stubbornly high, the possibility of further Federal Reserve action to lower rates, and the possibility that practical floors may be reached on a portion of the bank’s core deposit base suggest a second quarter 2008 net interest margin that will be stable with, or slightly lower than, that of the first quarter 2008.

Operating expenses for the first quarter 2008 were $7.2 million, up 13% from the first quarter 2007 and on a linked-quarter basis, were up $576 thousand, or 8.7%, over that of the fourth quarter 2007. The increase was primarily attributable to higher personnel costs, occupancy costs, and FDIC insurance assessments. Higher personnel expenses reflected the investment in several impact bankers in the Seattle market and first quarter salary increases. The opening of the highly visible relocated Tualatin office and the reopening of the Bellevue office were responsible for the increases in occupancy expense. Expense growth in the second quarter is expected to abate as noninterest expenses stabilize at or slightly above the levels of the first quarter.

First Quarter 2008 Highlights:
•	Through disciplined credit practices, continued to report solid credit quality statistics.
•	Achieved record quarterly loan growth of $42.9 million.
•	Paid a $0.10 per share quarterly dividend, that when annualized represents a 14.3% increase over 2007 cash dividends.
•	Quarterly net interest margin improved by 8 basis points to 5.23%, the same as that reported for the first quarter 2007.
•	Recognized by Oregon Business Magazine as the top-ranked financial institution in its annual survey of Top 100 Best Companies to Work For.

Conference Call and Audio Webcast:
Pacific Continental Corporation will conduct a live conference call and audio Webcast for interested parties relating to its first quarter and full year 2008 results on Wednesday, April 16th at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418 and provide the pass code: “Pacific Continental first quarter earnings, leader: Hal Brown.” The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. Most recently, in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, this recognition marks the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; In 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon, and – for the seventh consecutive year – the Seattle Times named Pacific Continental to its annual “Northwest 100” ranking of top publicly rated companies headquartered in the Pacific Northwest.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; a continued decline in the housing and real estate market, changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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Consolidated Statements of Income
For the Period Ended
(Amounts in $ Thousands, except per share and book value data)

	31-Mar-08	31-Mar-07
Interest income	$16,506	$16,647
Interest expense	$4,890	$6,329
Net interest income	$11,616	$10,318
Provision for loan losses	$575	$200
Noninterest income	$1,017	$948
Noninterest expense	$7,167	$6,358
Income before taxes	$4,891	$4,708
Taxes	$1,812	$1,713
Net income	$3,079	$2,995

Net income per share
Basic	$0.26	$0.25
Fully diluted	$0.26	$0.25

Outstanding shares, end of period	11,952,712	11,796,345
Outstanding shares, quarter average (basic)	11,940,064	11,761,039
Outstanding shares, quarter average (diluted)	12,005,710	11,967,135

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period Ended
Balance Sheet	31-Mar-08	31-Mar-07
Loans at period end	$865,227	$787,901
Real estate secured loans at period end	$658,087	$596,082
Commercial loans at period end	$193,285	$179,855
Other loans at period end	$13,855	$11,964
Allowance for loan losses at period end	$9,145	$8,476
Allowance for outstanding commitments incl. in liabilities	$196	$151
Goodwill and core deposit intangible	$23,071	$23,570
Assets at period end	$997,189	$889,322
Deposits at period end	$640,318	$637,655
Noninterest-bearing deposits at period end	$178,000	$169,604
Core deposits at period end (1)	$603,888	$571,275
Stockholders' equity at period end (book)	$109,729	$98,897
Stockholders' equity at period end (tangible) (2)	$86,658	$75,327
Book value per share at period end	$9.18	$9.22
Tangible book value per share at period end (2)	$7.25	$7.02
Loan, average	$837,358	$765,205
Earning assets, average	$893,701	$799,832
Assets, average	$963,859	$871,647
Deposits , average	$651,537	$634,233
Noninterest-bearing deposits, average	$167,292	$164,080
Core deposits, average (1)	$613,286	$568,831
Stockholders' equity, average (book)	$110,426	$99,009
Stockholders' equity average (tangible) (2)	$87,355	$75,408

Financial Performance
Return on average assets	1.28%	1.39%
Return on average equity (book)	11.27%	12.27%
Return on average equity (tangible) (2)	14.27%	16.11%
Net interest margin	5.23%	5.23%
Efficiency ratio (3)	56.74%	56.44%
Net income per share
Basic	$0.26	$0.25
Fully diluted	$0.26	$0.25

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period Ended
Loan Quality	31-Mar-08	31-Mar-07
Loan charge offs	$120	$24
Loan recoveries	$(15)	$(17)
Net loan charge offs (recoveries)	$105	$7

Non-accrual loans	$5,647	$464
90-day past due	$0	$0
Gross nonperforming loans	$5,647	$464
Government guarantees on
non-accrual and 90-day past due	$(596)	$0
Nonperforming loans net of government guarantees	$5,051	$464
Foreclosed property	$946	$0

Nonperforming assets, net of government guarantees	$5,997	$464

Loan Quality Ratios
Non-accrual loans to total loans	0.65%	0.06%
Nonperforming assets to total assets	0.60%	0.05%
Allowance for loan losses to net nonperforming loans	181.05%	1826.72%
Net loan charge offs (recoveries) to average loans, annualized	0.05%	0.00%
Allowance for loan losses to total loans	1.06%	1.08%

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.